Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 9th day of December, 2008 (the “Effective Date”) by and between Footstar, Inc., a Delaware corporation (the “Company”), and Jonathan M. Couchman (the “Executive”).

WITNESSETH:

WHEREAS, Executive currently serves as the Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company is winding up its affairs and plans to liquidate in the 2009 calendar year; and

WHEREAS, the Company desires to employ Executive to manage the wind down process pursuant to this Employment Agreement effective as of the Effective Date and to the extent determined by the Company to serve as Chief Executive Officer and President of the Company as of January 1, 2009 (or such other date as the Company may specify and as Executive may agree (such date, the “CEO Appointment Date”)) and Executive desires to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Term of Employment.

The term of Executive’s employment under this Agreement shall commence on the Effective Date and end on the one-year anniversary thereof (the “Term”) or, if sooner, the date Executive’s employment is terminated pursuant to Section 7 hereof; provided, that, the parties hereto may mutually decide to extend the Term.  Unless extended, Executive’s employment shall terminate upon expiration of the Term.

2.	Position, Duties and Responsibilities.

(a)      Generally.  In addition to his position as Chairman of the Board, for which he will be provided no additional compensation, during the period commencing on the Effective Date and ending on the CEO Appointment Date, Executive shall serve as the Company’s Chief Wind Down Officer and shall be responsible for managing the wind down of the Company including, without limitation, the disposition of the Company’s assets and any other administrative matters required in furtherance of the final dissolution of the Company.  Effective as of the CEO Appointment Date and for the remainder of the Term, Executive shall cease to serve as the Company’s Chief Wind Down Officer and shall replace Mr. Jeffrey A. Shepard as the Company’s Chief Executive Officer and President and shall have and perform such duties, responsibilities, and authorities as shall be specified by the Company from time to time and as are customary for a Chief Executive Officer and President of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and as are consistent with such position and status.  During the Term, Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to his position and the businesses of the Company.  For avoidance of doubt, the determination of whether and when to appoint the Executive to the position of Chief Executive Officer and President shall be made by the Company.

(b)      Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) engaging in charitable activities and community affairs and (ii) managing his personal investments and affairs; provided, that, such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

3.	Base Salary.

During the Term, Executive shall be paid a base salary of $41,667 per month (pro rated for partial months) payable in accordance with the regular payroll practices of the Company, subject to periodic review for increase or decrease at the discretion of the Compensation Committee of the Board (“Base Salary”).

4.	Restricted Stock Award.

On the Effective Date or as soon as administratively practicable thereafter, the Company shall grant Executive 169,492 restricted shares (the “Restricted Shares”) of the Company’s common stock and to the extent determined by the Company, under and subject to the terms of the 1996 Incentive Compensation Plan (the “Plan”), which restrictions shall lapse in accordance with the following schedule:

Percentage of Restricted Shares	Vesting Date
50%	February 28, 2009
25%	May 31, 2009
15%	August 30, 2009
10%	November 30, 2009

Notwithstanding the foregoing, if Executive voluntarily terminates his employment hereunder prior to the expiration of the Term, he shall forfeit any unvested portion of the Restricted Shares.  The award contemplated under this Section 4 award shall be evidenced by a restricted stock award agreement with terms that are consistent with this Agreement and to the extent issued under the Plan consistent with the terms of the Plan.

5.	No Participation in Benefit Plans.

Except as otherwise provided in this Agreement, Executive shall not be entitled to participate in the Company’s supplemental executive retirement plan, retention bonus programs or long-term incentive plans which are generally provided to employees of the Company.  Executive also shall not be entitled to participate in any pension and welfare benefit plans or programs of the Company which are generally provided to employees of the Company, including, without limitation, health, medical, dental, long-term disability, travel accident and life insurance plans, participation in executive health, tax preparation and financial planning programs.  By executing this Agreement, Executive expressly waives his right to participate in any such plans or programs.

6.	Reimbursement of Business and Other Expenses.

Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses, subject to documentation in accordance with the Company’s policy.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section 6 does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7.	Termination of Employment.

(a)      Involuntary Termination by the Company, Death or Disability.  In the event Executive’s employment with the Company is terminated due to his death, due to a termination by the Company without Cause (as defined below) or by the Company as a result of Disability (as defined in Section 22(e) of the Code), he (or his executor, estate or beneficiaries, as the case may be), shall be entitled to and their sole remedies under this Agreement shall be:

(i)   Base Salary through the date of termination which shall be paid in a single lump sum not later than 15 days following Executive’s termination date; and

(ii)   lapse of all restrictions on any unvested portion of the Restricted Stock Award contemplated by Section 4 of this Agreement.

The Company shall provide Executive with no less than 30 days’ prior written notice of its intention to terminate Executive’s employment hereunder due to Disability or a termination without Cause.

(b)      Termination by the Company for Cause, Expiration of the Term or Executive’s Voluntary Termination of his Employment.  In the event the Company terminates Executive’s employment for Cause, the Executive voluntarily terminates his employment or upon expiration of the Term, he shall be entitled to and his sole remedies under this Agreement shall be:

(i)   Base Salary through the date of the termination, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment; and

(ii)           Retention of the Restricted Stock Award which have, or will, have vested as of the termination date.

For purposes of this Agreement, “Cause” shall mean:

(ii)   Executive’s willful and material breach of Section 2 of this Agreement;

(iii)   Executive is convicted of a felony; or

(iv)   Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(c)      No Additional Severance Payments. Upon termination of Executive’s employment during the Term, he shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 7.

(d)      Resignation as Officer or Director. Executive shall be deemed to resign as an officer of the Company effective as of the date of any employment termination, without any further action on his part.  Executive agrees to execute any documents requested by the Company confirming such resignation.

8.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

9.	Representation.

The Parties represent and warrant that each are fully authorized and empowered to enter into this Agreement and that the performance of their respective obligations under this Agreement will not violate any agreement between such Party and any other person, firm or organization.

10.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

11.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company (other than Executive), as the case may be.

12.	Severability.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

13.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

14.	Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.	Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New Jersey without reference to principles of conflict of laws, except insofar as the Delaware General Corporation Law, federal laws and regulations may be applicable.  The Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New Jersey, (ii) any of the courts of the State of New Jersey, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum and to a trial by jury.

16.	Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey  07430
Attention:  General Counsel

If to Executive:

Jonathan Couchman
Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey  07430

17.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.	Counterparts.

This Agreement may be executed in one or more counterparts. Once executed this Agreement shall be in full force and effect without further corporate action.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

FOOTSTAR, INC.

By:	/s/ Maureen Richards
	Name:	Maureen Richards
	Title:	Senior Vice President and
General Counsel

EXECUTIVE

/s/ Jonathan Couchman
Jonathan Couchman